UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2007 (May 9, 2007)

OPNET Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30931	52-1483235
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7255 Woodmont Avenue, Bethesda, Maryland	20814
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (240) 497-3000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On May 9, 2007, the board of directors of the Registrant adopted a new compensation policy for non-employee directors. The policy provides that independent directors shall receive (i) an annual fee of $20,000 to be paid immediately following the date of the Registrant’s annual meeting of stockholders, (ii) a fee of $1,000 per day for attendance in person or by teleconference of four hours or longer at meetings of the board of directors or any committee thereof, (iii) 3,000 restricted shares of the Registrant’s common stock each year on the date of the Registrant’s annual meeting of stockholders, according to the terms of the Registrant’s Amended and Restated 2000 Stock Incentive Plan, as hereinafter amended, such shares to vest on the date of the following annual meeting of stockholders, provided that the recipient is serving on the board immediately prior to such meeting, and (iv) reimbursement for reasonable out-of-pocket expenses incurred in attending board and committee meetings.

On July 25, 2007, the board of directors of the Registrant suspended all option grants under the Registrant’s 2000 Director Stock Option Plan. In addition, the board of directors adopted a policy that each person who becomes a non-employee director, other than pursuant to election at an annual meeting of stockholders, will be granted a number of restricted shares of common stock on the date of his or her election to the board of directors calculated by multiplying 250 by the number of full calendar months remaining from the date of his or her initial election to the board of directors until the first anniversary of the prior year’s annual meeting of stockholders, and, at the sole discretion of the members of board of directors serving immediately prior to the newly elected non-employee director, additional restricted shares of common stock as such members may determine to be appropriate.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On July 25, 2007, the compensation committee of the board of directors of the Registrant increased the annual salary of Mel F. Wesley, the Registrant’s Vice President and Chief Financial Officer, to $190,000. The increase is retroactive to April 1, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPNET Technologies, Inc.

Date: July 31, 2007	By:	/s/ Mel F. Wesley
Mel F. Wesley, Vice President and Chief Financial Officer